Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333 -181048 and No. 333-192398) pertaining to the Stevia First Corp. 2012 Stock Incentive Plan, as amended, of our report dated June 29, 2020, with respect to the financial statements of Vitality Biopharma, Inc. as of March 31, 2020 and 2019, and for the years then ended which appear in the Vitality Biopharma, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2020 filed with the Securities and Exchange Commission on June 29, 2020. We also consent to the reference to our firm under the heading “Experts” in the Registration Statements.

/s/ Weinberg & Company P.A.

Los Angeles, California
June 29, 2020